AMENDMENT TO RIGHTS AGREEMENT

This Amendment dated March 18, 2007 to the Rights Agreement between EGL, Inc., a Texas corporation (the “Company”), and Computershare Investor Services, L.L.C., as Rights Agent, dated May 23, 2001 (the “Rights Agreement”) is hereby adopted by the Company and Computershare Trust Company, N.A., as successor by merger to Computershare Investor Services, L.L.C. (the “Rights Agent”), as of March 18, 2007.

WHEREAS, the Company and the Rights Agent entered into the Rights Agreement specifying the terms of the Rights (as defined therein);

WHEREAS, the Company desires to amend the Rights Agreement in accordance with Section 27 of the Rights Agreement;

WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger, dated as of March 18, 2007 (the “Merger Agreement”), by and among Talon Holdings Corp., a Delaware corporation (“Parent”), Talon Acquisition Co., a Texas corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company;

WHEREAS, the Board of Directors of the Company upon the recommendation of a committee of the Board of Directors, the members of which are not affiliated with Merger Sub and are not members of the Company’s management has determined it advisable and in the best interest of its shareholders to amend the Rights Agreement to render the Rights Agreement inapplicable to the Merger Agreement, the Merger, the Voting Agreement, the Rollover Commitments (as each such term is defined in the Merger Agreement) or other transactions contemplated by the Merger Agreement.

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein and in the Rights Agreement, the parties hereby agree as follows:

Section 1.

DEFINITIONS. Capitalized terms used and not otherwise defined herein shall have the meaning assigned to such terms in the Rights Agreement.

Section 2.

AMENDMENTS TO RIGHTS AGREEMENT. The Rights Agreement is hereby amended as set forth in this Section 2.

(a)

The definition of “Acquiring Person” in Section 1 of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, none of Parent, Merger Sub or any other interestholder or Subsidiary (as each such term is defined in the Merger Agreement) of Parent be deemed to be an Acquiring Person, solely by reason of the execution of the Merger Agreement, the Voting Agreement, or the Rollover Commitments, or the consummation of the transactions contemplated thereby, including the Merger.”

(b)

The definition of “Distribution Date” in Section 1 of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely by reason of the execution of the Merger Agreement, the Voting Agreement, or the Rollover Commitments, or the consummation of the transactions contemplated thereby, including the Merger.”

(c)

The definition of “Flip-In Event” in Section 1 of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, none of the execution of the Merger Agreement, the Voting Agreement, or the Rollover Commitments, or the consummation of the transactions contemplated thereby, including the Merger shall be a Flip-In Event.”

(d)

The definition of “Flip-Over Event” is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, none of the execution of the Merger Agreement, the Voting Agreement, or the Rollover Commitments, or the consummation of the transactions contemplated thereby, including the Merger shall be a Flip-Over Event.”

(e)

The definition of “Triggering Event” is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, none of the execution of the Merger Agreement, the Voting Agreement, or the Rollover Commitments, or the consummation of the transactions contemplated thereby, including the Merger shall be a Triggering Event.”

(f)

The definition of “Expiration Date” in Section 1 of the Rights Agreement is amended to replace the words “and (iv)” with “, (iv)” and to add at the end thereof the words “and (v) immediately prior to the Effective Time of the Merger (as such term is defined in the Merger Agreement)”.

(g)

The following definitions shall be added to Section 1 of the Rights Agreement:

“Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of March 18, 2007 (the “Merger Agreement”), by and among Talon Holdings Corp., a Delaware corporation (“Parent”), Talon Acquisition Co., a Texas corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company.

“Merger” shall have the meaning given to that term in the Merger Agreement.

“Rollover Commitments” shall have the meaning given to that term in the Merger Agreement.

“Voting Agreement” shall have the meaning given to that term in the Merger Agreement.

(h)

Section 13(d) of the Rights Agreement is amended to add “(A)” after the word “applicable” and the following at the end of the first sentence thereof: “or (B) solely by reason of the execution of the Merger Agreement, the Voting Agreement, or the Rollover Commitments, or the consummation of the transactions contemplated thereby, including the Merger.”

Section 3.

MISCELLANEOUS.

(a)

The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

(b)

The foregoing amendment shall be effective as of the date first above written, and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

(c)

This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all for which together shall constitute one and the same instrument.

(d)

This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

EGL, INC.

By:

/s/ Dana A. Carabin

Name:  Dana A. Carabin

Title:  Secretary and General Counsel

COMPUTERSHARE TRUST COMPANY, N.A.

By:

/s/ Kellie Gwinn

Name:  Kellie Gwinn

Title:  Vice President